                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Community Banks, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                             Community Banks, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.


[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                             COMMUNITY BANKS, INC.
                               150 MARKET SQUARE
                                 P.O. BOX 350
                             MILLERSBURG, PA 17061

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 6, 1997

TO OUR SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Community Banks, Inc. ("CBI") will be held at 9:30 a.m. on May 6, 1997 at Harrisburg North Golf Course Restaurant, Rt. 25, Millersburg, Pennsylvania, for the purpose of considering and voting upon the following matters:

    1. Election of Directors. To elect four (4) Class B Directors to serve until the 2001 Annual Meeting of Shareholders, and one (1) Class D Director to serve until the 1999 Annual Meeting.

    2. Approval of Accountants. To approve the selection of Coopers & Lybrand, LLP, Certified Public Accountants, Harrisburg, Pennsylvania, as independent certified public accountants for CBI for the year ending December 31, 1997.

    3. Other Business. Such other business as may be properly brought before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

  Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement accompanying this notice.

  IN ACCORDANCE with the statutes in such case made and PROVIDED only those holders of record of Common Stock of CBI at the close of business on February 28, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment or adjournments thereof. The Stock Transfer Books of CBI will not be closed.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Patricia E. Hoch

                                          PATRICIA E. HOCH
                                          Secretary

Millersburg, Pennsylvania
March 20, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, MANAGEMENT URGES THAT YOU SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE PREPAID ENVELOPE PROVIDED. THIS PROXY WILL NOT BE USED IF YOU ARE PRESENT AND DESIRE TO VOTE IN PERSON.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE RETURN THE ENCLOSED POST CARD AT YOUR EARLIEST CONVENIENCE.

                             COMMUNITY BANKS, INC.

                               ----------------

                                PROXY STATEMENT
                                MARCH 20, 1997

                               ----------------

                              GENERAL INFORMATION

  This proxy statement is furnished in connection with solicitation by the Board of Directors of Community Banks, Inc. ("CBI"), a corporation organized under the laws of the Commonwealth of Pennsylvania, of proxies to be voted at the Annual Meeting of Shareholders of CBI to be held on May 6, 1997 at 9:30 a.m. prevailing time and at any and all adjournments or postponements thereof. This Proxy Statement and the enclosed Form of Proxy (the "Proxy") are first being sent to shareholders of CBI on or about March 20, 1997.

  The costs of preparing, printing and mailing the Proxy and all materials used in the solicitation thereof will be borne by CBI. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of CBI personally, by telephone or by telegraph.

  CBI's executive offices are located at 150 Market Square, Millersburg, Pennsylvania, and its telephone number is (717) 692-4781. CBI's mailing address is P.O. Box 350, Millersburg, Pennsylvania 17061.

  DATE BY WHICH SECURITY HOLDER PROPOSALS MUST BE RECEIVED TO BE PRESENTED AT NEXT ANNUAL MEETING OF SHAREHOLDERS.

  Proposals of security holders of CBI intended to be presented at the next annual meeting of shareholders of CBI must be received by CBI for inclusion in CBI's proxy statement and the form of proxy relating to that meeting by November 19, 1997.

  If the date of the next annual meeting of shareholders of CBI is advanced or delayed by more than 30 days from May 6, 1998, security holders will be timely informed of the change of the annual meeting of shareholders and the date by which proposals of security holders must be received.

VOTING; REVOCATION OF PROXIES

  Each Proxy may be revoked at any time before its exercise by, among other methods, giving written notice to the Secretary of CBI. A subsequently dated Proxy will, if presented to the Secretary of CBI, revoke a prior dated Proxy. Any shareholder of CBI may attend the meeting and vote in person whether or not he has previously given a Proxy.

  The enclosed Proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting of Shareholders: (i) matters which the Board of Directors does not know, a reasonable time before the proxy solicitation, are to be presented at the meeting; (ii) approval of the minutes of a prior meeting of the shareholders, if such approval does not amount to ratification of the action taken at that meeting; and (iii) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed Proxy will vote in accordance with their best judgment.

  The Board of Directors of CBI is not presently aware of any matters (other than procedural matters) which will be brought before the Annual Meeting of Shareholders which are not referred to in the Notice of Annual Meeting of Shareholders. If other business is properly brought before the Annual Meeting of Shareholders, the persons named in the Proxies will act or vote in accordance with their judgment.

VOTE REQUIRED; SHARES ENTITLED TO VOTE

  The presence in person or by proxy of the holders of a majority of the outstanding shares of CBI's Common Stock will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. At the close of business on the Record Date, there were 2,885,322 shares of CBI Common Stock outstanding. Each share of CBI's Common Stock outstanding on the Record Date is entitled to one vote on all matters, including the election of directors, to come before the Annual Meeting.

  Management of CBI in the aggregate beneficially owned 550,464 shares of the outstanding stock of CBI on the Record Date. The Trust Department of Community Banks, N.A. ("CBNA"), held, as sole trustee, in the aggregate, 136,781 shares of CBI Common Stock, which may not be voted in the election of directors of CBI. To the knowledge of management, one person beneficially owned 5% or more of the outstanding Common Stock of CBI on the Record Date. The number and percentage of shares of Common Stock of CBI owned by this person is disclosed below under "BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS."

  All matters which are expected to come before the shareholders, including election of directors and approval of Coopers & Lybrand, LLP as independent certified public accountants for CBI for the year ending December 31, 1997, will require the affirmative vote of the holders of a majority of CBI's outstanding Common Stock represented at the meeting, if a quorum is present.

  At the Annual Meeting, the Judges of Election will manually tabulate all votes which are cast in person or by proxy. Those Shareholders wishing to vote in person will be provided ballots with which to vote.

  Voting is an important right of Shareholders. If a Shareholder abstains or otherwise fails to cast a vote on any matter brought before the Shareholders, the Pennsylvania Business Corporation Law provides that notwithstanding any intention to the contrary, the abstention or failure is not a vote and will not be counted. This is true of broker non-votes as well as non-votes by other Shareholders.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  Certain documents previously filed by CBI with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement as follows:

    (1) the Annual Report on Form 10-K for the year ended December 31, 1996.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. All information appearing in this Proxy Statement should be read in conjunction with, and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                            PURPOSES OF THE MEETING

  The Annual Meeting of Shareholders will be held for the following purposes:

    1. To elect four (4) Class B Directors to serve until the 2001 Annual Meeting of Shareholders, and one Class D Director to serve until the 1999 Annual Meeting;

    2. To approve the selection of Coopers & Lybrand, LLP, Certified Public Accountants, Harrisburg, Pennsylvania, as independent certified public accountants for CBI for the year ending December 31, 1997; and

    3. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

                         ELECTION OF DIRECTORS OF CBI

  The Bylaws of CBI provide that the Board of Directors may, from time to time, fix the number of directors. The number of directors that shall constitute the whole Board of Directors shall be not less than 5 nor more than
25. The Bylaws of CBI also provide that the Board of Directors shall be classified into four (4) classes as nearly equal in number as possible, each class to be elected for a term of four (4) years. Each class shall be elected in a separate election. At each annual meeting of shareholders, successors to the class of directors whose term is expiring shall be elected to hold office for a term of four (4) years so that the term of office of one class of directors expires in each year. By resolution adopted on August 6, 1996, the Board of Directors expanded from fourteen (14) to fifteen (15) members by the appointment of Susan K. Nenstiel to the Board to serve until the 1997 Annual Meeting of Shareholders. Ms. Nenstiel has been nominated to serve as a Class D Director until the 1999 Annual Meeting of Shareholders.

  Nomination for elections to the Board of Directors may be made by the Board of Directors or by any holder of the Common Stock of CBI entitled to vote at the election of directors. Nominations, other than those made by or in behalf of the existing management of CBI, shall be made in writing and shall be delivered or mailed to the Secretary of CBI not less than 45 days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee;
(b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of CBI owned by each proposed nominee; (e) total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and (g) the number of shares of CBI owned by the notifying shareholder. Any nomination for director not made in accordance with the above procedure shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election.

  It is the intention of persons named in the Proxy to vote for the election of the four individuals listed as Class B directors to serve as Class B directors until the 2001 Annual Meeting of Shareholders, and the individual nominated as a Class D Director to serve as a Class D Director until the 1999 Annual Meeting.

  In absence of instructions to the contrary, proxies will be voted in favor of the election of the management's nominees. In the event any nominee should become unavailable, it is intended that the proxies will be voted for such substitute nominee as may be nominated by management. Management has no present knowledge that any of the nominees will be unavailable to serve.

  Each nominee is currently a director of CBI. Thomas W. Long and Donald L. Miller are also directors of CBNA, CBI's wholly-owned banking subsidiary.

  The following table sets forth the name and age of all directors, including nominees for director of CBI, as well as the director's business experience, including principal occupation for the past five years, the period during which he/she has served as a director of CBI or CBNA (formerly Upper Dauphin National Bank), and the number and percentage of outstanding shares of Common Stock of CBI beneficially owned by said director as of February 28, 1997.

                                DIRECTORS OF CBI

                          BUSINESS EXPERIENCE,           AMOUNT AND  PERCENTAGE
                          INCLUDING PRINCIPAL            NATURE OF       OF
                           OCCUPATION FOR THE  DIRECTOR  BENEFICIAL  OUTSTANDING
NAME AND AGE                PAST FIVE YEARS    SINCE(1) OWNERSHIP(2) STOCK OWNED
------------              -------------------- -------- ------------ -----------
CLASS B DIRECTORS:
To be elected for a
 four-year term
 ending in 2001:
Ray N. Leidich..........  Dentist, Tremont,      1985      42,842(3)    1.49%
 Age 68                   PA
Thomas W. Long..........  Owner, Millersburg     1981      13,805(4)     .48%
 Age 67                   Hardware Co.,
                          Millersburg, PA
Donald L. Miller........  President, Miller      1981      55,876       1.94%
 Age 67                   Bros. Dairy,
                          Millersburg, PA
Samuel E. Cooper........  Superintendent,        1992       1,261        .04%
 Age 63                   Warrior Run School
                          District
CLASS D DIRECTOR:
To be elected for the
 remainder of a
 four-year term ending
 in 1999:
Susan K. Nenstiel.......  Insurance Broker       1996         132       .005%
 Age 45                   Nenstiel and
                          Nenstiel
                          Hazleton, PA
CLASS A DIRECTORS:
To continue in office to
 2000:
Thomas L. Miller........  Chairman and           1966      33,075(5)    1.15%
 Age 64                   C.E.O.,
                          CBI, and President
                          and C.E.O., CBNA
James A. Ulsh...........  Attorney-at-Law,       1977       9.722        .34%
 Age 50                   Mette, Evans &
                          Woodside,
                          Harrisburg, PA
Ronald E. Boyer.........  President, Alvord-     1981      13,097(6)     .45%
 Age 59                   Polk
                          Tool Company
                          (manufacture of
                          cutting tools),
                          Millersburg, PA
Peter DeSoto............  President, Metal       1981      25,826        .90%
 Age 57                   Industries, Inc.
                          (manufacture of
                          metal products),
                          Elizabethville, PA

                          BUSINESS EXPERIENCE,           AMOUNT AND    PERCENTAGE
                          INCLUDING PRINCIPAL            NATURE OF         OF
                           OCCUPATION FOR THE  DIRECTOR  BENEFICIAL    OUTSTANDING
NAME AND AGE                PAST FIVE YEARS    SINCE(1) OWNERSHIP(2)   STOCK OWNED
------------              -------------------- -------- ------------   -----------
CLASS D DIRECTORS:
To continue in office to
 1999:
Leon E. Kocher..........  Chairman of the        1963      17,275          .60%
 Age 84                   Board, Kocher
                          Enterprises
Robert W. Rissinger.....  Secretary/Treasurer    1968     151,383(7)      5.25%
 Age 70                   Alvord Polk Inc
                          Engle Rissinger
                          Auto Group
William C. Troutman.....  President,             1968      92,470(8)      3.21%
 Age 81                   The W.C. Troutman
                          Co. (auto
                          dealership)
                          Millersburg, PA
CLASS C DIRECTORS:
To continue in office to
 1998:
Kenneth L. Deibler......  Self-Employed          1966      21,823(9)       .76%
 Age 74                   Insurance Broker,
                          Elizabethville, PA
Allen Shaffer...........  Attorney-at-Law,       1961      27,073(10)      .94%
 Age 71                   Millersburg and
                          Harrisburg, PA
Ernest L. Lowe..........  President CBI          1990      19.307(11)      .67%
 Age 60

--------
 (1) Includes service as a director of CBNA (formerly Upper Dauphin National
     Bank), a wholly-owned subsidiary of CBI, prior to 1983 and service as a director of CBI after 1983.
 (2) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after March 20, 1997. Beneficial ownership may be disclaimed as to certain of the securities.
 (3) Includes 21,421 shares owned by Dr. Leidich's wife, Dolores Leidich.
 (4) Includes 8,157 shares owned by the Trust of Mr. Long's mother, Leah Long.
 (5) Includes incentive stock options to acquire 24,225 shares.
 (6) Includes 3,848 shares owned by Alvord-Polk Tool Co., Inc., the stock of which is held 50% by Robert W. Rissinger and 50% by Ronald E. Boyer, and 152 shares owned by Mr. Boyer's spouse, Judith Boyer, and her mother.
 (7) Includes 3,848 shares owned by Alvord-Polk Tool Co., Inc., the stock of which is held 50% by Robert W. Rissinger and 50% by Ronald E. Boyer. Also includes 8,574 shares owned by Engle Rissinger Auto Group, Inc., 27,512 shares owned by Mr. Rissinger's spouse, Shirley Rissinger, 4,728 shares owned by Engle Rissinger Auto Group, Inc. Profit Sharing Plan (R. Rissinger and H. Engle, Co-Trustees), and 58,008 shares held by Mr. Rissinger's IRA.
 (8) Includes 20,573 shares owned by Mr. Troutman's spouse, Dorothy Troutman, and 5,824 shares owned by W. C. Troutman Co.
 (9) Includes 1,709 shares owned by Mr. Deibler's grandchildren.
(10) Includes 4,617 shares owned by Mr. Shaffer's Retirement account.
(11) Includes 113 shares owned by Mr. Lowe's spouse, Barbara Lowe and 70 shares owned by Mr. Lowe's children, and also includes Incentive Stock Options to acquire 17,641 shares.

  None of the directors or nominee directors are directors of other companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

  The following is all shares owned beneficially by all directors and executive officers of CBI as a group:

                                          AMOUNT AND NATURE OF
                                          BENEFICIAL OWNERSHIP
                                          ----------------------
     TITLE OF CLASS                        DIRECT     INDIRECT  PERCENT OF CLASS
     --------------                       ---------- ---------------------------
     Common..............................    453,490     96,974      19.08%

                 BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

  The following table sets forth the name, address, amount and nature of beneficial ownership, and percent of class of outstanding CBI Common Stock of each person known to CBI to be the beneficial owner of more than 5% of CBI's Common Stock. Share information is stated as of February 28, 1997.

     NAME AND ADDRESS OF                AMOUNT AND NATURE OF      PERCENT OF
     BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1) OUTSTANDING STOCK
     -------------------               ----------------------- -----------------
     Robert W. Rissinger..............         151,383(2)            5.25%
      900 Manor Drive
      Millersburg, PA 17061

--------
(1) See footnote 2 on page 5.
(2)See footnote 7 on page 5.

                               MANAGEMENT OF CBI

EXECUTIVE OFFICERS

  The following table sets forth the executive officers of CBI (as determined in accordance with the rules and regulations of the Securities and Exchange Commission), their ages, their positions with CBI and the beneficial ownership of Common Stock of CBI by each of such persons. Share information is stated as of February 28, 1997.

                           EXECUTIVE OFFICERS OF CBI

                                                        AMOUNT AND  PERCENTAGE
                                                        NATURE OF       OF
                                                        BENEFICIAL  OUTSTANDING
NAME AND AGE                            TITLE          OWNERSHIP(1)    STOCK
------------                            -----          ------------ -----------
Thomas L. Miller.............. Chairman and Chief         33,075       1.15%
 Age 64                        Executive Officer
Ernest L. Lowe................ President and Chief        19,307        .67%
 Age 60                        Operating Officer
Robert W. Lawley.............. Executive Vice-             5,930        .21%
 Age 42                        President and Chief
                               Lending Officer
Terry L. Burrows.............. Executive Vice-            11,817        .41%
 Age 48                        President and Chief
                               Financial Officer
David E. Hawley............... Executive Vice-            11,599        .40%
 Age 58                        President and Regional
                               Administrator/Corporate
                               Property Officer

--------
(1) Includes currently exercisable Incentive Stock Options to acquire shares of CBI.

          BOARD EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  CBI does not have a Compensation Committee. The Board of Directors has delegated to the Executive Committee initial review and recommendations for executive compensation. Recommendations of the Executive Committee are reviewed and ratified by the full Board of Directors.

  Members of the Executive Committee are Robert W. Rissinger, William C. Troutman, Peter DeSoto, Allen Shaffer, James A. Ulsh and Donald L. Miller. None of these committee members have been officers or employees of CBI or any of its subsidiaries at any time. Allen Shaffer is an attorney practicing in Harrisburg and Millersburg, Pennsylvania, who has been retained in the last fiscal year by CBI and who CBI proposes to retain in the current fiscal year. James A. Ulsh is a shareholder/employee of the law firm of Mette, Evans & Woodside, Harrisburg, Pennsylvania, which CBI has retained in the last fiscal year and proposes to retain in the current fiscal year.

  The CBI Executive Committee adopted an Executive Compensation Policy which sets forth the following goals to be achieved in determining compensation of the executive officers of CBI and CBNA: (i) integrate compensation with CBI and CBNA annual and long-term performance goals; (ii) reward above average performance; (iii) recognize individual initiative and achievements; (iv) attract and retain qualified executives; (v) be consistent with compensation packages offered by other similarly situated bank holding companies and banks; and (vi) encourage stock ownership by executive officers.

  In order to achieve the goals set forth in the Executive Compensation Policy, a variety of criteria in evaluating and establishing compensation are to be considered. The Executive Committee has identified the SNL Securities Bank Performance Report and the SNL Executive Compensation Review for Commercial Banks as appropriate sources of comparative information in evaluating executive compensation.

  The Executive Committee recognizes that compensation, particularly for the Chief Executive Officer and other Executive Officers, can best be accomplished through a combination of techniques, including salary, the CBI Bonus Plan, the Long-Term Incentive Plan, and the provision of appropriate fringe benefits.

CBI BONUS PLAN

  CBI has adopted the CBI Bonus Plan for the Chief Executive Officer and other officers of CBI and CBNA. Pursuant to this plan, a certain percentage of net income, before security gains and losses, of the amount in excess of one percent of the return on average assets for the year, is placed in a bonus pool. The percentage of 1995 net income placed in the bonus pool was 15%, and bonuses based on 1995 net income were paid in 1996. From this pool, between 20% and 25% (25% in 1995) is allocated to bonuses for staff officers. The remainder of the pool is distributed to the Chief Executive Officer and the other executive officers of the bank. The percentage distributable to the CEO and the other officers is reviewed on an annual basis and adjusted as deemed appropriate. In 1996 the CEO received 26% of the 1995 Net Bonus Pool remaining after staff officers' bonuses were deducted, and the President received 15.25%. The Executive Committee delegated to the CEO the distribution of the staff officers' bonuses and the remainder of the Net Bonus Pool to executive officers.

LONG-TERM INCENTIVE PLAN

  In 1988, CBI adopted a Long-Term Incentive Plan which authorizes the issuance of incentive stock options, stock appreciation rights, and non-qualified stock options. The Executive Committee believes that stock ownership by management is beneficial in aligning management's interests with the interests of the shareholders in enhancing and increasing the value of CBI common stock. The Executive Committee considers the same criteria in awarding stock options that it considers in making other compensation decisions. These criteria are outlined above.

DEFERRED COMPENSATION PLAN

  CBNA has entered into a Deferred Compensation Plan with Mr. Miller pursuant to which the sum of $25,000 of the base salary otherwise payable to Thomas L. Miller in 1997 will be credited to a book reserve (the "Deferred Compensation Account") which together with interest at the rate of 6% per annum shall be paid as deferred compensation to Mr. Miller or his designated beneficiary under the terms and conditions set forth in the agreement. The agreement also provides that up to the sum of $25,000 of Mr. Miller's 1998 bonus, if any, payable in January 1998 based on 1997 performance, shall also be credited to the Deferred Compensation Account to be paid in accordance with terms of the agreement.

EMPLOYMENT AGREEMENTS

  CBI and CBNA have entered into employment agreements with David E. Hawley, Terry L. Burrows, Robert W. Lawley, and Lewis C. Bogle. The agreements generally provide that if one of these employee's employment with CBI or CBNA is terminated pursuant to a change in control or ownership, as defined in the agreement, the employee shall receive severance compensation equal to two times the employee's gross salary for the calendar year preceding the date of the employee's termination of employment. This severance compensation shall be paid in cash within thirty (30) days from the date on which the employee ceases to be employed by the Company. The benefits provided under these agreements are unfunded and will be paid out of the general assets of CBI or CBNA at such times as the benefits become payable.

EXECUTIVE COMPENSATION

  Base salaries of Executive Officers are targeted at competitive levels and are adjusted by the Executive Committee to recognize varying levels of responsibility, experience, knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven to a large degree by individual performance. Individual performance is evaluated based on the Executive Committee's judgment of sustained levels of contribution to CBI.

  In 1996 the trading price performance of CBI Common Stock continued its upward trend. The per share market value of CBI Common Stock increased from $24.77 (adjusted for the May 31, 1996 stock dividend) at year-end 1995 to $26.00 at year-end 1996. An increase in per share market value also occurred in 1995.

  Using 1995 data from a SNL Executive Compensation Review, the Committee compared Mr. Miller's compensation to a group of 16 banks with assets between $300 million and $600 million, headquartered in Pennsylvania. This report showed that CBI was ranked 12th out of 16 in asset size. While Mr. Miller's salary was ranked 7th out of 16, CBI's return on assets was ranked 3rd. The SNL report also compared CBI's performance with other banks in the peer group and showed that CBI had a 1.41% Return on Average Assets versus the peer group's average of 1.31% and a 13.10% Return on Average Equity versus the peers' 13.06%. CBI outperformed the peers' average performance in all indices reported by the SNL Report.

  In summary, the Committee concluded that Mr. Miller's compensation, when compared to that of his peers and the performance of CBI in 1996, required adjustment. For 1997 Mr. Miller's annual salary was increased to $215,000. He is also a participant in the CBI Long Term Incentive Plan and CBI Bonus Plan. Mr. Miller's 1996 Bonus, based on 1995 performance, was $38,367. His 1997 bonus, based on 1996 performance, was $50,967. In addition Mr. Miller was awarded Incentive Stock Options to purchase 6,000 shares of CBI Common Stock at an exercise price of $24.25 per share. This option, granted in 1996, was based on 1996 performance.

The Executive Committee considered the same factors in evaluating the compensation of its other Executive Officers and reached similar conclusions about their compensation.

  This report is given over the signatures of the Executive Committee, consisting of Robert W. Rissinger, Peter DeSoto, Allen Shaffer, James A. Ulsh, Donald L. Miller, and William C. Troutman.

STOCK PERFORMANCE GRAPH

  The following graph sets forth the yearly percentage change in CBI's cumulative total shareholder return on its Common Stock from December 31, 1991 to December 31, 1996. This percentage change is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the period measured, assuming dividend reinvestment and (B) the difference between CBI's share price at December 31, 1996 and December 31, 1991 by (ii) the share price as of December 31, 1991. This result, on the following performance graph, is compared with cumulative total return of the AMEX Stock Market (US Companies) and a self-determined peer group of the bank stocks listed below:

               Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                             Community Banks, Inc.

Prepared by the Center for Research in Security Prices
Produced on 02/03/97 including data to 12/31/96

                           [LINE GRAPH APPEARS HERE]


                         12/31/91    12/31/92    12/31/93    12/31/94    12/31/95    12/31/96
---------------------------------------------------------------------------------------------
Community Banks, Inc.     100.0        173.1       273.6       216.3       256.1       277.7
AMEX Stock Market         100.0        105.0       123.5       115.3       148.5       151.5
Peer Group                100.0        138.8       178.2       195.1       243.5       282.3

Companies in the Self-Determined Peer Group
    BRYN MAWR BANK CORP                         COMM BANCORP INC
    FIRST COLONIAL GROUP INC                    HARLEYSVILLE NATIONAL CORP PA
    HERITAGE BANCORP INC                        JEFFBANKS INC
    KEYSTONE HERITAGE GROUP INC                 OMEGA FINANCIAL CORP
    SOUTHWEST NATIONAL CORP PA                  SUN BANCORP INC

Notes:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, preceding trading day is used.
    D. The index level for all series was set to $100.0 on 12/31/91.

CASH COMPENSATION

  The following Summary Compensation Table sets forth the executive officers of CBI (as defined in applicable securities regulations), the annual salary and bonus of those officers for the preceding three years, and certain information concerning stock option awards to these officers pursuant to the CBI Long-Term Incentive Plan:

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                                 ------------------------------
                                       ANNUAL COMPENSATION             AWARDS         PAYOUTS
                                  ------------------------------ ------------------- ----------
                                                         OTHER
                                                        ANNUAL   RESTRICTED                     ALL OTHER
                                                        COMPEN-    STOCK    OPTIONS/    LTIP     COMPEN-
                                                       SATION(1) AWARDS(2)  SARS(3)  PAYOUTS(4)  SATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)    ($)       ($)       (#)       ($)        ($)
---------------------------  ---- ---------- --------- --------- ---------- -------- ---------- ---------
Thomas L. Miller........     1996  190,000    41,420      --        --        6,000     --       36,000(5)
 Chairman & CEO              1995  176,000    33,079      --        --       12,101     --       35,264
                             1994  160,000    38,367      --        --        4,620     --        4,800
Ernest L. Lowe..........     1996  134,000    24,295      --        --        2,500     --        2,400(6)
 President & COO             1995  123,000    19,084      --        --        4,950     --        2,400
                             1994  114,500    22,135      --        --        2,640     --        2,400
Robert W. Lawley........     1996   86,000    19,515      --        --        1,500     --          --
 Executive Vice-             1995   79,000    15,299      --        --        3,080     --          --
 President & CLO             1994   73,000    17,708      --        --        1,716     --          --
Terry L. Burrows........     1996   78,100    17,922      --        --        1,500     --          --
 Executive Vice-             1995   72,000    14,136      --        --        3,080     --          --
 President & CFO             1994   67,000    16,232      --        --        1,716     --          --
David E. Hawley.........     1996   68,500    13,541      --        --        1,300     --          --
 Executive Vice-             1995   64,300    10,592      --        --        2,860     --          --
 President & CPO             1994   61,000    12,546      --        --        1,716     --          --
 & Regional Admin.

--------
(1) The aggregate of personal benefits provided by CBI and its subsidiaries for any executive officer, individually or all executive officers as a group did not exceed the lesser of (i) $50,000 or (ii) 10% of the salary and bonus of the officer for any of the years referenced. This does not include benefits that are available to all salaried officers, directors and employees on a non-discriminatory basis.
(2) CBI has not issued any Restricted Stock Awards to any executive officer.
(3) In 1994, 1995, and 1996, Mr. Miller, Mr. Lowe, Mr. Lawley, Mr. Burrows and Mr. Hawley each were awarded Stock Options to acquire the number of shares disclosed in the Summary Compensation Table. These options, granted pursuant to the CBI Long-Term Incentive Plan, are discussed in greater detail below. See "Stock Options".
(4) CBI does not maintain any Long-Term Incentive Plan as defined in the applicable Securities and Exchange Commission Regulations, and consequently has made no payouts pursuant to any such plan.
(5) Includes $4,800 in fees for service as a director of CBNA and CBI in 1996, $4,800 for service as a director of CBI and CBNA in 1995, and $4,800 for service as a director of CBI and CBNA in 1994. Also includes the amount accrued as an expense by CBI in 1995 and 1996 in connection with Mr. Miller's Supplemental Pension Benefits. See "Supplemental Pension Benefits Agreement/Thomas L. Miller."
(6) Includes $2,400 in fees for service as a director of CBI in 1996, $2,400 in fees for service as a director in 1995, and $2,400 in fees for service as a director in 1994.

STOCK OPTIONS

  In 1988, the shareholders of CBI adopted the CBI Long-Term Incentive Plan. This Plan authorizes the issuance of Awards to key officers of CBI. Awards may be made in the form of Incentive Stock Options (ISOS), Nonqualified Stock Options (NQSOs) and Stock Appreciation Rights (SARs).

INCENTIVE STOCK OPTIONS

  The Internal Revenue Code requires all ISOs to be granted at a price not less than 100% of the fair market value of CBI Common Stock on the date the ISO is granted. ISOs are not transferable, except upon death by will or descent and distribution, and may not have a term of exercise in excess of ten years. In addition, no ISO may be exercised for a period of at least six months after the ISO is granted.

  All ISOs granted by CBI to date are subject to a vesting schedule, and may only be exercised to the extent vested on the date of the exercise. If the optionee is 55 years or older on the date the ISO is awarded, ISOs are 33.33% vested after one year, 66.67% vested after two years, and 100% vested three years from the date awarded. If the optionee is under 55 years on the date the ISO is awarded, ISOs vest at the rate of 20% per year after year one, becoming fully vested in the fifth year. In December, 1996 Thomas L. Miller was granted 2,285 ISOs.

  The Plan requires adjustment of the option price for all ISOs as appropriate to reflect changes in the number of outstanding shares caused, among other events, by the declaration and payment of a stock dividend. Consequently, the option price of all ISOs granted has been adjusted each time a stock dividend has been declared and paid.

NONQUALIFIED STOCK OPTIONS

  The Plan requires NQSOs to be granted at a price not less than 80% of the fair market value of CBI Common Stock on the date the NQSO is granted. NQSOs may or may not have a vesting schedule, depending on the terms of the grant as determined by the Committee administering the Plan. Although tax treatment of ISOs and NQSOs may differ, the Plan imposes the same general conditions and restrictions on NQSOs as it does on ISOs. These are generally described above. In December 1996 Mr. Miller was awarded 3,715 NQSOs.

  To date, all NQSOs granted have carried an option price equal to the fair market value of CBI Common Stock on the date the NQSO was granted.

STOCK OPTION GRANTS

  The following table sets forth, for each executive officer, the number of ISOs and NQSOs (collectively "Options") granted in 1996, the percentage the Options awarded to the executive officer bears to total Options granted to all key employees during the years, the option price, the expiration of the option, and the potential realizable value of the Options assuming certain rates of stock appreciation:

                              STOCK OPTION GRANTS
                              IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS
                    ---------------------------------------
                                                            POTENTIAL REALIZABLE
                    NUMBER OF  % OF TOTAL                     VALUE AT ASSUMED
                    SECURITIES  OPTIONS/                     ANNUAL ALTERNATIVE
                    UNDERLYING    SARS                      RATES OF STOCK PRICE
                     OPTIONS/  GRANTED TO EXERCISE              APPRECIATION
                       SARS    EMPLOYEES  OR BASE  EXPIRA-    FOR OPTION TERM
                     GRANTED   IN FISCAL   PRICE     TION   --------------------
       NAME            (#)        YEAR    ($/SH) 1   DATE   5% ($)(2) 10% ($)(2)
       ----         ---------- ---------- -------- -------- --------- ----------
Thomas L. Miller..    6,000      20.85%    $24.25  12-16-06  $91,503   $231,889
Ernest L. Lowe....    2,500       8.69%    $24.25  12-16-06  $38,126   $ 96,620
Robert W. Lawley..    1,500       5.21%    $24.25  12-16-06  $22,875   $ 57,972
Terry L. Burrows..    1,500       5.21%    $24.25  12-16-06  $22,875   $ 57,972
David E. Hawley...    1,300       4.52%    $24.25  12-16-06  $19,825   $ 50,242

--------
(1) ISOs and NQSOs were granted in December, 1996, each with an exercise price of $24.25 per share. The option prices in all events reflected the fair market value of CBI Common Stock on the date of the grant. The Options granted in December 1996 were for calendar year 1996.
(2) Applicable Securities and Exchange Regulations require disclosure of the potential appreciation in Options granted to executive officers, assuming annualized rates of stock price appreciation of 5% and 10% over the term of the Option, with appreciation to be determined as of the expiration date of the Option. The figures disclosed above assume such rates of appreciation on an annual basis, with annual compounding of the appreciation rate, beginning with the original option price of $24.25 per share.

STOCK OPTION EXERCISES

  The following table sets forth all Options exercised by each executive officer of CBI during 1996, the number of shares acquired on exercise, the value realized by the executive officer upon exercise, the number of exercisable and un-exercisable Options outstanding for each executive officer as of December 31, 1996, and the value of those Options as of December 31, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                          VALUE OF
                                                         NUMBER OF       UNEXERCISED
                                                        UNEXERCISED     IN-THE-MONEY
                                                      OPTIONS/SARS AT  OPTIONS/SARS AT
                                                        FY-END (#)       FY-END ($)
                         SHARES ACQUIRED    VALUE      EXERCISABLE/     EXERCISABLE/
          NAME           ON EXERCISE (#) REALIZED ($) UNEXERCISABLE 1 UNEXERCISABLE 1,2
          ----           --------------- ------------ --------------- -----------------
Thomas L. Miller........      8,301        111,213     20,852/15,608   172,587/34,056
Ernest L. Lowe..........        -0-            -0-      16,660/6,681   177,533/13,914
Robert W. Lawley........        468          6,533       5,897/6,030    62,201/20,546
Terry L. Burrows........      1,012          8,784       3,061/6,030    29,081/20,546
David E. Hawley.........        -0-            -0-       9,852/4,816   107,113/18,759

--------
(1) All Options granted through December 31, 1996 are reported. Exercisable Options are fully vested. Options to vest in the future are reported as unexercisable.
(2) The dollar values set forth above were calculated by determining the difference between the closing trading price of CBI Common Stock at December 31, 1996, which was $26.00 per share, and the option price of each Option as of December 31, 1996.

PENSION PLAN

  CBI and its subsidiaries maintain a pension plan for their employees. An employee becomes a participant in the pension plan on January 1 or July 1 after completion of one year of service (12 continuous months) and attainment of the age of 21 years. The cost of the pension is actuarially determined and paid by the CBI subsidiary with whom the employee is employed. The amount of monthly pension is equal to 1.15% of average monthly pay up to $650, plus .60% of average monthly pay in excess of $650, multiplied by the number of years of service completed by an employee. The years of service for the additional portion are limited to a maximum of 37. Average monthly pay is based upon the 5 consecutive plan years of highest pay preceding retirement. The maximum amount of annual compensation used in determining retirement benefits is $150,000. A participant is eligible for early retirement after attainment of the age of 60 years and the completion of five years of service. The early retirement benefit is the actuarial equivalent of the pension accrued to the date of early retirement. As of December 31, 1996, Thomas L. Miller has been credited with 38 years of service. Additionally, the following officers have been credited with the following years of service: Ernest L. Lowe--12 years of service, Robert W. Lawley--20 years of service, Terry L. Burrows--23 years of service, and David E. Hawley--30 years of service.

  The amount shown on the following table assumes an annual retirement benefit for an employee who chose a straight life annuity and who will retire at the age of 65 years.

                              PENSION PLAN TABLE

                                                YEARS OF SERVICE
                                ------------------------------------------------
REMUNERATION                      15      20      25      30      35       40
------------                    ------- ------- ------- ------- ------- --------
35,000......................... $ 8,486 $11,314 $14,143 $16,971 $19,800 $ 22,138
55,000......................... $13,736 $18,314 $22,893 $27,471 $32,050 $ 35,778
75,000......................... $18,986 $25,314 $31,643 $37,971 $44,300 $ 49,418
95,000......................... $24,236 $32,314 $40,393 $48,471 $56,550 $ 63,058
115,000........................ $29,486 $39,314 $49,143 $58,971 $68,800 $ 76,698
135,000........................ $34,736 $46,314 $57,893 $69,471 $81,050 $ 90,338
150,000........................ $38,673 $51,564 $64,455 $77,346 $90,237 $100,568
175,000........................ $38,673 $51,564 $64,455 $77,346 $90,237 $100,568
200,000........................ $38,673 $51,564 $64,455 $77,346 $90,237 $100,568
225,000........................ $38,673 $51,564 $64,455 $77,346 $90,237 $100,568

SUPPLEMENTAL PENSION BENEFITS AGREEMENT/THOMAS L. MILLER

  On August 2, 1994, CBI and Thomas L. Miller entered into a Supplemental Pension Benefits Agreement. The Agreement provides a benefit to Mr. Miller upon termination of employment for any reason on or after his retirement date. Mr. Miller's early and normal retirement dates are defined by the CBI Pension Plan. At normal retirement, Mr. Miller will receive a supplemental pension benefit equal to the lesser of (i) the portion of pension benefits which Mr. Miller would normally have received pursuant to the CBI Pension Plan but which will not accrue for his benefit due to the annual limitations on compensation provided in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended and (ii) Twenty-four Thousand ($24,000) Dollars per year. This amount would be adjusted for early or late retirement in the same manner as the CBI Pension Plan. Section 401(a)(17) of the Internal Revenue Code precludes compensation in excess of One Hundred Fifty Thousand ($150,000) Dollars per annum from being used in computing benefits under the Pension Plan. As of December 31, 1996, Mr. Miller's annual pension benefit would be reduced by approximately Twenty-three Thousand ($23,000) Dollars per year because of the limits imposed by the Internal Revenue Code. The impact of these rules is expected to increase in future years. The Agreement is a non-qualified and non-funded contractual obligation of CBI. CBI has recognized an appropriate present value accrual through 1996.

COMMUNITY BANKS, N.A. EXECUTIVE SURVIVOR INCOME AGREEMENTS

  On June 1, 1994, Community Banks, N.A. entered into Survivor Income Agreements with Thomas L. Miller, Robert W. Lawley, Ernest L. Lowe, Terry L. Burrows, Lewis C. Bogle, and David E. Hawley. In these Agreements, CBNA promised to pay to each executive employee's designated beneficiary a survivor income benefit. The survivor's income benefit is payable only if the executive employee dies before terminating employment with CBNA and only to the extent that CBNA owns life insurance policies on the executive employee's life at the time of his or her death. The base death benefit is equal to the lesser of (i) three times the executive employee's base salary as established by the Board of Directors for the calendar year in which the executive's death occurs, or
(ii) the amount of life insurance proceeds received by CBNA due to the executive's death. The base death benefit, however, will be increased by an amount equal to the death benefit multiplied by CBI's projected highest marginal federal income tax rate for the year in which the executive's death occurs. The survivor's income benefit will be paid in a lump sum within 60 days after the executive employee's death. These Agreements are funded by life insurance policies on each executive employee's life. The life insurance policies are owned by CBNA, and are in lieu of each executive employee's participation in CBNA's group life insurance plan. A split dollar insurance agreement goes into effect after the executive employee attains the age of 65 provided he has completed ten (10) years of service. Pursuant to the terms of the split dollar agreement the executive employee has the right to designate the beneficiary of the death proceeds of the policy to the extent the proceeds exceed the cash surrender value of the policy on the date before the executive employee's death.

DIRECTORS' COMPENSATION

  In 1996, each director of CBI was paid a quarterly fee of $600, plus each outside director received a fee of $200 for each Board meeting attended. Each director who was not an executive officer also received $200 for each Committee meeting attended.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  In 1996, to the knowledge of CBI, all Executive Officers and directors timely filed all reports with the Securities Exchange Commission, except for Thomas L. Miller, who filed one Form 4 report, regarding one transaction, in an untimely manner.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

  During 1996, CBNA has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal shareholders of CBI and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve, in the opinion of management, more than the normal risk of collectibility or other unfavorable features.

  Allen Shaffer, a director of CBI, is an attorney practicing in Harrisburg and Millersburg, Pennsylvania, who has been retained in the last fiscal year by CBI and who CBI proposes to retain in the current fiscal year. James A. Ulsh, a director of CBI, is a shareholder/employee of the law firm of Mette, Evans & Woodside, Harrisburg, Pennsylvania, which CBI has retained in the last fiscal year and proposes to retain in the current fiscal year. Thomas J. Carlyon, a director of CBNA, is a partner in the law firm of Carlyon & McNelis, Hazleton, Pennsylvania, which CBI has retained in the last fiscal year and proposes to retain in the current fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS OF CBI

  The Board of Directors of CBI has established three (3) committees of the
Board: the Executive Committee, the Dividend Reinvestment Committee, and the Audit Committee. CBI does not have a nomination committee but provides for the nomination of directors as described under "ELECTION OF DIRECTORS OF CBI."

  The total number of CBI's Board of Directors' meetings during 1996 was five
(5) and no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served, except Ronald Boyer who attended 71% of such meetings, and Leon Kocher who attended 71% of such meetings.

AUDIT COMMITTEE

  Members of the Audit Committee are Kenneth L. Deibler, Samuel E. Cooper, Ronald Boyer, Ray N. Leidich, and Leon E. Kocher. The Committee met twice during 1996. The Audit Committee supervises and recommends to the Board of Directors all changes in audit procedures, recommends to the Board the hiring of the outside auditors, reviews the complete audit of the books and financial statements of CBI and its subsidiaries, and upon receipt and review of the internal auditor's report and certified public accountants' audit report, the Committee brings to the Board of Directors its recommendations concerning the audit. The Committee also reviews the examination reports by the Comptroller of the Currency and reviews all insurance of CBI and its subsidiaries on an annual basis.

EXECUTIVE COMMITTEE

  Members of the Executive Committee are Robert W. Rissinger, William C. Troutman, Peter DeSoto, Allen Shaffer, James A. Ulsh and Donald L. Miller. The Committee met four times during 1996. The Committee meets when called by the Chairman and acts for the Board of Directors. It reviews salaries and remuneration, policies, and other items that would come before the Board of Directors of CBI.

                        RATIFICATION OF APPOINTMENT OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors has selected the firm of Coopers & Lybrand LLP, Harrisburg, Pennsylvania, as independent certified public accountants to audit the books, records and accounts of CBI and its subsidiaries for 1997. This firm audited CBI for 1996, has no material relationship with CBI or its subsidiaries and is considered to be well qualified. A representative of the firm is expected to be at the Annual Meeting of Shareholders. If the shareholders do not ratify the selection of this firm, the selection of another firm of independent certified public accountants will be considered by the Board of Directors.

                                OTHER BUSINESS

  To transact any other matters connected with and incidental to the election of directors that may properly come before the Annual Meeting of Shareholders.

  Management, at present, knows of no other business except those items explained herein that may require the vote of the shareholders to be presented by or on behalf of CBI or its management at the meeting.

                            FORM 10-K ANNUAL REPORT

  SECURITIES AND EXCHANGE COMMISSION FORM 10-K ANNUAL REPORT IS AVAILABLE FREE OF CHARGE. IF YOU DESIRE A COPY OF THIS REPORT, FORWARD YOUR REQUEST TO:

    TERRY L. BURROWS, EVP/CFO
    COMMUNITY BANKS, INC.
    P.O. BOX 350
    MILLERSBURG, PENNSYLVANIA 17061

                                RETURN OF PROXY

  YOU ARE URGED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Patricia E. Hoch

                                          PATRICIA E. HOCH
                                          Secretary

Millersburg, Pennsylvania
March 20, 1997